EXHIBIT 23.39

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Enrique Munoz Gonzalez, MAusIMM, Registered Member of Chilean Mining Commission, hereby consent to the use of my name in connection with the reference to the mineral reserve estimate for the Agua Rica Project as at December 31, 2013 (the “Estimate”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Enrique Muñoz González
Name:	Enrique Muñoz González
Title:	MAusIMM, Registered Member of Chilean Mining Commission

October 6, 2014